Because the electronic format of filing Form N-SAR does not provide adequate space for responding to Items 72DD, 73A, 74U and 74V correctly, the correct answers are as follows:

Evergreen High Income Fund
	72DD		73A		74U        	74V
		Dollar		Per Share	Shares
       	Distributions	Distributions	Outstanding	NAV

Class A	10,425,933	0.12		81,184,728	2.30
Class B	3,677,047	0.11		28,222,527	2.30
Class C	4,160,412	0.11		33,457,352	2.30
Class I	1,887,550	0.13		41,393,954	2.30
Evergreen U.S. Government Fund
	72DD		73A		74U        	74V
		Dollar		Per Share	Shares
       	Distributions	Distributions	Outstanding	NAV

Class A	3,831,519	0.19		19,182,395	9.24
Class B	186,955	0.15		1,405,564	9.24
Class C	214,239	0.15		2,327,230	9.24
Class I	14,920,787	0.20		67,274,801	9.24